                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by Registrant / x /

Filed by a Party other than the Registrant /   /


Check the appropriate box:

/  /   Confidential, For Use of the Commission Only (as permitted by Rule 14a-
       6(e)
/  /   Preliminary Proxy Statement
/x/    Definitive Proxy Statement
/  /   Definitive Additional Materials
/  /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         NOBEL EDUCATION DYNAMICS, INC.
- --------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)


- --------------------------------------------------------------------------------
  (Name of Person(s) Filing the Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ x/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2),
       or Item 22(a) of Schedule 14A
/  /   $500 per each party to the controversy pursuant to Exchange Act Rules
       14a-6(i)(3)
/  /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11


1)     Title of each class of securities to which transaction applies:
                                      N/A
- --------------------------------------------------------------------------------

2)     Aggregate number of securities to which transaction applies:
                                      N/A
- --------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: /1/
                                      N/A
- --------------------------------------------------------------------------------

4)     Proposed maximum aggregate value of transaction:
                                      N/A
- --------------------------------------------------------------------------------

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.


/  /   Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1)     Amount previously paid:
                                      $125
- --------------------------------------------------------------------------------

2)     Form, Schedule, or Registration Statement No.:
                                      N/A
- --------------------------------------------------------------------------------

3)     Filing party:
                                      N/A
- --------------------------------------------------------------------------------

4)     Date filed:
                                      N/A
- --------------------------------------------------------------------------------

5)     Total fee paid.

- --------------------------------------------------------------------------------

                        NOBEL EDUCATION DYNAMICS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 22, 1995

To the Stockholders:

     The 1995 Annual Meeting of Stockholders of Nobel Education Dynamics, Inc. will be held at 1:00 P.M. on September 22, 1995 at the Best Western Concordville Hotel & Conference Center for the following purposes:

1.   To elect eight directors to serve for a one-year term.

2. To ratify the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1995.

3. To consider and vote on a proposal to approve a "Plan of Recapitalization" and to amend the Company's Restated Certification of Incorporation to effect a 1-for-4 reverse stock split.

4.   To consider and vote on a proposal to approve the 1995 Stock Incentive
     Plan.

5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Stockholders of record at the close of business on August 11, 1995 will be titled to notice of, and to vote at, the Meeting and any adjournment or adjournments thereof.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     All stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to mark, sign, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she returned a proxy.

                                    Sincerely,



                                    Yvonne DeAngelo
                                    Secretary
Media, PA
August 22, 1995

                         NOBEL EDUCATION DYNAMICS, INC.

                                PROXY STATEMENT

                SOLICITATION OF PROXY, REVOCABILITY, AND VOTING


GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Nobel Education Dynamics, Inc., a Delaware corporation (the "Company"), for use at the 1995 Annual Meeting of Stockholders to be held on September 22, 1995. Only stockholders of record on August 11, 1995 will be entitled to vote at that Meeting. Each share of common stock ("Common Stock") and each share of preferred stock ("Preferred Stock") outstanding on the record date is entitled to one vote on each matter to be considered. On August 11, 1995, the Company had 15,645,063 shares of Common Stock, 2,484,000 shares of Series A Preferred Stock, and 2,500,000 shares of Series C Preferred Stock issued and outstanding.

     The Company's principal executive offices are located at Rose Tree Corporate Center II, 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is August 22, 1995.

QUORUM AND VOTING

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the Common Stock and Preferred Stock entitled to vote is necessary to constitute a quorum for the transaction of business. The holders of the Preferred Stock and the Common Stock vote together, and not as a separate class, in the election of directors, on the proposal to approve the 1 for 4 reverse stock split, on the proposal to approve the 1995 Stock Incentive Plan, and on the proposal to ratify the selection of auditors. The election of directors will be determined by a plurality vote and the eight nominees receiving the most "FOR" votes will be elected. Approval of the proposal to ratify the selection of auditors will require the affirmative vote of the holders of a majority of the shares present at the Meeting in person or by proxy and entitled to vote. Approval of the proposal to adopt the Plan of Recapitalization and to amend the Company's Certification of Incorporation to effect the 1 for 4 reverse stock split requires the affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock and Preferred Stock entitled to vote thereon at the Meeting. The affirmative vote of the holders of a majority of the Common Stock and Preferred Stock of the Company present at the Meeting in person or by proxy, and entitled to vote is necessary for approval of the 1995 Stock Incentive Plan. In the election of directors, an abstention or broker non-vote will not be counted as a vote cast and will have no effect on the outcome of the election. On the proposals to ratify the selection of auditors, approve the Plan of Recapitalization to effect the reverse stock split and to approve the 1995 Stock Incentive Plan, abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposals to ratify the selection of auditors and to approve the 1995 Stock Incentive Plan, but will have the effect of a vote against the proposal to approve the Plan of Recapitalization effecting the 1 for 4 reverse stock split.

REVOCABILITY OF PROXIES

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the Meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and election to vote in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing, and mailing this proxy statement, the accompanying proxy, and any additional material which may be furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors, and employees of the Company, who will receive no additional compensation therefore. The Company has engaged Stocktrans, Inc. to solicit proxies and distribute materials to brokerage houses, banks, custodians, and other nominee holders.
The Company will pay Stocktrans approximately $3,000 for these services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1996 annual stockholders' meeting must be received by the Company no later than January 1, 1996 and be otherwise in compliance with applicable laws and regulations in order for such proposals to be included in the Proxy Statement.

                               SECURITY OWNERSHIP

     The following table shows information concerning the beneficial ownership of the Company's Common Stock as of July 7, 1995 by each director and nominee, by each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement and employed by the Company as of July 7, 1995, by each director, nominee, and executive officer as a group, and by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of July 7, 1995 through the exercise of any stock option or right or conversion of any convertible security. As of July 7, 1995, the Edison Venture Fund II, L.P. and
A. J. Clegg were the only persons or group of persons known to the Company as beneficially owning more than 5% of the outstanding common stock of the Company. The Edison Venture Fund II, L.P. is located at 997 Lenox Drive #3, Lawrenceville, New Jersey 08648. A. J. Clegg's address is Nobel Education Dynamics, Inc., 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063.

                                                  Number of Shares         Percent
           Title              Name of               Beneficially              of
         of Class         Beneficial Owner             Owned                Class
         --------         ----------------        ----------------          -----
        Common Stock      A.J. Clegg                2,217,411   (2)         12.75%

        Common Stock      Edward H. Chambers           88,920   (3)           *

        Common Stock      John Frock                  108,800   (4)           *

        Common Stock      Peter H. Havens              48,436   (5)           *

        Common Stock      Morgan R. Jones              23,711   (6)           *

        Common Stock      Janet Katz                  117,600   (7)           *

        Common Stock      Kevin McGovern               12,936   (8)           *

        Common Stock      John Martinson                  ---   (9)           *

        Common Stock      William Moore                 5,880   (10)          *

        Common Stock      Eugene Monaco                 2,000                 *

        Common Stock      D. Scott Clegg               15,000   (11)          *

        Common Stock      Wally Orrel                  25,880   (12)          *

        Common Stock      Yvonne DeAngelo               1,000                 *

      Common Stock    Edison Venture Fund II,L.P. 2,516,129 (13)     13.89%

       Common Stock    All officers and directors  5,183,703          25.26%
                       as a group (12 persons)

       *  Less than 1%.

(1) The numbers set forth above reflect the percentage of outstanding Common Stock currently owned by each entity and person listed and the percentage of outstanding Common Stock which would be owned by each entity or person listed upon conversion of the Preferred Stock owned by each assuming the present conversion rate of 1.176 shares of Common Stock for each share of Series A Preferred Stock and the conversion rate of one share of Common Stock for each share of Series C Preferred Stock.

(2) Of these shares, 403,226 shares are issuable upon conversion of Series C Preferred Stock of the Company and 80,645 shares are issuable upon the exercise of warrants owned by Mr. Clegg. In addition, Mr. Clegg is also the beneficial owner of an additional 1,723,540 shares owned of record by, or issuable upon the exercise of securities of the Company owned of record by JBS Investment Banking, Ltd., a privately held corporation of which Mr. Clegg is a director, officer and controlling stockholder as follows:
     412,000 shares of Common Stock owned of record by JBS; an additional 750,000 shares issuable upon the exercise of warrants held by JBS; and an additional 561,540 shares of Common Stock issuable upon the exercise of the Company's Series A Preferred Stock owned of record by JBS. JBS may also be deemed to be the beneficial owner of these 1,723,540 shares. Mr. Clegg is also the beneficial owner of 10,000 shares of Common Stock purchased by his spouse. This does not include 12,000 shares owned by Mr. Clegg's children, as to which he disclaims beneficial ownership.

(3) Consists of 77,000 shares of Common Stock which Mr. Chambers has the right to purchase upon the exercise of currently exercisable options, and an additional 5,880 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock and 6,040 shares of Common Stock held by Mr. Chambers.

(4) Consists of 58,800 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock and 50,000 shares of Common Stock held by Mr. Frock.

(5) Consists of 27,000 shares of Common Stock which Mr. Havens has the right to purchase upon the exercise of currently exercisable options, an additional 12,936 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock, and 8,500 shares of Common Stock held by Mr. Havens.

(6) Consists of 23,711 shares of Common Stock held by Mr. Jones. Does not include 7,000 shares owned by Mr. Jones' spouse and 9,000 shares owned by Mr. Jones' adult children as to which he disclaims beneficial ownership.

(7) Consists of 117,600 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock held by Ms. Katz.

(8) Consists of 12,936 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock held by Mr. McGovern.

(9) John Martinson is a managing partner of Edison Partners II, the general partner of Edison Venture Fund II, L.P. (the "Fund"). The Fund beneficially owns 2,516,129 shares of the Company's Common Stock. By virtue of his position as managing partner, Mr. Martinson may also under the SEC's rules be deemed a beneficial owner of the shares owned by the Fund.

(10) Consists of 5,880 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock held by Mr. Moore.

(11) Consists of 15,000 shares of Common Stock which Mr. Clegg has the right to purchase upon the exercise of currently exercisable options.

(12) Consists of 20,000 shares of Common Stock which Mr. Orrel has the right to purchase upon the exercise of currently exercisable options and 5,880 shares of Common Stock issuable upon the conversion of the Company's Series C Preferred Stock held by Mr. Orrel.

(13) Consists of 2,096,774 shares of Common Stock issuable upon the conversion of the Company's Series C Preferred Stock held by the Edison Venture Fund II, L.P. and 419,355 shares issuable upon the exercise of warrants held by the Edison Venture Fund II, L.P.

The tabulation below sets forth the beneficial ownership of the Company's Series A Preferred Stock by each director and nominee, by each executive officer named in the Summary Compensation Table, by the officers, directors and nominees of the Company as a group, and by each person known to the Company beneficially owning more than 5% of the Series A Preferred Stock as of July 7, 1995.
Officers and Directors omitted from the Table do not beneficially own Series A Preferred Stock.

                                                 Amount and Nature        Percent
            Title             Name of              of Beneficial             of
           of Class       Beneficial Owner      Ownership of Shares        Class
           --------       ----------------      -------------------        -----

          Preferred Stock  A. J. Clegg                  477,500 (1)        19.22%
          Series A                                      Direct

          Preferred Stock  Edward H. Chambers             5,000              *
          Series A                                      Direct

          Preferred Stock  John Frock                    50,000             2.01%
          Series A                                      Direct

          Preferred Stock  Peter H. Havens               11,000              *
          Series A                                      Direct

          Preferred Stock  Janet Katz                   100,000             4.03%
          Series A                                      Direct

          Preferred Stock  Kevin McGovern                11,000              *
          Series A                                      Direct

          Preferred Stock  William Moore                  5,000              *
          Series A                                      Direct

          Preferred Stock  Wally Orrel                  5,000                *
          Series A                                      Direct

          Preferred Stock  All officers and directors   664,500            26.6%
          Series A         as a group (12 persons)      Direct

         (1) Mr. Clegg is the beneficial owner of these 477,500 shares of Series A Preferred Stock owned of record by JBS Investment Banking, Ltd., as he is a director, officer and controlling stockholder of JBS Investment Banking, Ltd.

The tabulation set below sets forth the beneficial ownership of the Company's Series C Preferred Stock by each director, by each executive officer named in the Summary Compensation Table by the officers, directors and nominees of the Company as a group, and by each person known to the Company beneficially owning more than 5% of the Company's Series C Preferred Stock at July 7, 1995. Officers and Directors omitted from the Table do not beneficially own Series C Preferred Stock.

                                                 Amount and Nature     Percent
             Title            Name of              of Beneficial          of
           of Class       Beneficial Owner      Ownership of Shares     Class
           --------       ----------------      -------------------     -----

          Preferred Stock  A.J. Clegg                     403,226         16%
          Series C

          Preferred Stock  Edison Venture Fund II, L.P. 2,096,774         84%
          Series C

          Preferred Stock  John Martinson                     --- (1)      *

          Preferred Stock  All officers and
          Series C         directors as a group
                           (12 persons)                   403,226         16%

      (1) John Martinson is a managing partner of Edison Partners II, the general partner of Edison Venture Fund II, L.P. (The "Fund"). The Fund beneficially owns 2,096,774 shares of the Company's Series C Preferred Stock. By virtue of his position as managing partner, Mr. Martinson may also under the SEC's rules be deemed a beneficial owner of the shares owned by the Fund.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS
                            (Item 1 on Proxy Card)


NOMINEES

     Eight directors are to be elected at the Meeting to serve until the next annual meeting or until their successors have been elected and qualified. The Board of Directors has nominated the persons named below for election as directors at the Annual Meeting. Two incumbent directors, Kevin M. McGovern and William P. Moore, are not standing for reelection. If any of the persons named below are not available to serve at the time of the Meeting, the persons named in the proxies may vote the proxies for such other persons as they may choose unless the Board of Directors reduces the number of directors to be elected.

     The names of the nominees, and certain information about them, are set forth below:

                                                                  DIRECTOR
NAME OF NOMINEE      AGE    PRINCIPAL OCCUPATION                   SINCE
- ---------------      ---    --------------------                  --------

Edward Chambers      57     Executive Vice President-Finance
                            and Administration of Wawa, Inc.        1988

A. J. Clegg          56     Chairman of the Board of Directors
                            and Chief Executive Officer             1992

John R. Frock        52     Executive Vice President of
                            Corporate Development                   1992

Peter R. Havens      41     Executive Vice President of
                            Bryn Mawr Bank Corporation              1991

Morgan R. Jones      55     Partner of Drinker Biddle & Reath       1991

John H. Martinson    46     Managing Partner of Edison Venture
                            Fund II, L.P.                           1994

Eugene E. Monaco     67     Judge, Delaware County Court

Janet L. Katz        47     Acting Principal of Bogert School       1994

     The following description contains certain information concerning the nominees, including current positions and principal occupations during the past five years.

     Edward H. Chambers, 57, has served as a director of the Company since March 1988. Mr. Chambers has served as Executive Vice President-Finance and Administration of Wawa, Inc., an operator of convenience stores, since March 1988. During the period April 1984 through March 1988, he served as President and Chief Executive Officer, and as a director of Northern Lites, Ltd., an owner and operator of quick-service restaurants operating pursuant to a franchise from D'Lites of America, Inc. From 1982 to July 1984, Mr. Chambers was President-Retail

Operations of Kentucky Fried Chicken Corp., a franchiser of quick-service restaurants. He is a director of the MDF Division of Davco Restaurants, a franchisee of Wendy's International, Inc., and is a director of Riddle Memorial Hospital.

     A.J. Clegg, 56, was named Chairman of the Board and Chief Executive Officer of the Company on May 29, 1992. Since 1989, Mr. Clegg has also served on the Advisory Board of Drexel University. Since June 1990, Mr. Clegg has also served as the Chairman and CEO of JBS Investment Banking, Ltd., which provides investment management and consulting services to businesses. He is also a director of Avant-Garde Enterprises, Inc. and RML Laboratories, Inc. In 1979, he formed Empery Corporation, an operator of businesses in the cable and printing industries, and held the offices of Chairman, President and CEO during his tenure (1979-1993). Additionally, Mr. Clegg served as Chairman and CEO of TVC Inc. (1983-1993), a distributor of cable television components; and Design Mark Industries (1988-1993), a manufacturer of electronic senswitches. Mr. Clegg has also served on the Board of Ferguson International Holdings, PLC, a United Kingdom company, from March 1990 to April 1991, and was Chairman and CEO of Globe Ticket and Label Company from December 1984 to February 1991.

     John Frock, 52, was named Executive Vice President of Corporate Development on August 1, 1994. Mr. Frock was elected to the Board of Directors of the Company on May 29, 1992. He is also a director of Avant-Garde Enterprises, Inc. and RML Laboratories, Inc. In March 1992, Mr. Frock became the President and Chief Operating Officer of JBS Investment Banking, Ltd., located in Media, PA. Additionally, he has served as the Chairman, President and CEO of SBF Communication Graphics, a business forms printer located in Philadelphia, PA; President of Globe Ticket and Label Company; and President of the Graphics Group of Empery Corporation; and member of the Board of Directors of Empery Corporation.

     Peter H. Havens, 41, was elected to the Board of Directors of the Company in March 1991. Mr. Havens serves as Executive Vice President of Bryn Mawr Bank Corporation since May of 1995. Additionally, Mr. Havens has served as manager of Kewanee Enterprises, a private investment firm located in Bryn Mawr, Pennsylvania since 1982 through May of 1995. He is also a director of the Presidio Oil Company, Bryn Mawr Bank Corporation, and Ursinus College.

     Morgan R. Jones, 55, was elected to the Board of Directors of the Company in February 1991. Mr. Jones has been a partner in the law firm Drinker Biddle & Reath, Philadelphia, Pennsylvania since 1970, and is presently Chairman and Chief Executive Officer of the firm. Mr. Jones serves on the Board of Directors of Mack Printing Companies, Inc.

     John Martinson, 46, was elected to the Board of Directors of the Company in August 1994. Mr. Martinson is Managing Partner of Edison Venture Fund which he founded in 1986. He serves on the Board of Directors of the National Venture Capital Association, BTG, Inc., SubMicron Systems, Inc., and ten private companies.

     Mr. Eugene E. Monaco, 67, has both a J.D. from Temple Law School and M.S. in Mechanical Engineering from the University of Delaware and is currently serving as a Judge for the Delaware County District Court since January 1, 1990. He also served as an Instructor in Kinematics and Dynamics at Drexel University, a Lecturer in child abuse at Penn State University, and was the Chief Negotiator for the Rose Tree Media School Board. He also served as Assistant District Attorney in Media, Pennsylvania and Engineering Negotiator for Westinghouse Electric for 32 years.

     Janet Lea Katz, 47, has both a Master's and a Doctorate in Education from Columbia University and is currently the acting principal at Bogert School in Upper Saddle River, New Jersey. Ms. Katz has held various positions throughout her career in education including speech arts teacher, coordinator and therapist for speech and language programs for elementary schools, research assistant for the study of learning disabilities at Columbia University, and is presently the curriculum coordinator/consultant for the Upper Saddle River Schools, Upper Saddle River, New Jersey.

     Mr. John Martinson serves on the Board as the designee of Edison Venture Fund II, L.P., the majority holder of the Series C Convertible Preferred Stock which was issued in August of 1994.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of seven meetings during the fiscal year ended December 31, 1994. Additionally, the Board of Directors adopted resolutions by unanimous consent four times during the 1994 fiscal year. Each member of the Board of Directors attended at least 75% of the meetings of the Board and Board Committees of which he was a member during 1994 except for Kevin McGovern and Morgan Jones.

     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee of the Board of Directors presently consists of Mr. Chambers (Chairman), Mr. Moore, and Mr. Havens. It held two meetings during the last fiscal year. The Audit Committee recommends the engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee of the Board of Directors presently consists of Mr. Chambers and Mr. Havens. The Committee reviews and recommends compensation and compensation changes for executives of the Company and the Board of Directors and administers the Company's stock option and stock grant plans. The Committee met four times during the 1994 fiscal year.

     On March 9, 1994, a Nominating Committee was established. This committee, whose members are Messrs. Clegg, Martinson, and Jones (Chairman) was formed for the purpose of recommending to the Board a slate of Director candidates for possible election by the stockholders. The Nominating Committee met four times in 1994. Stockholders who wish to suggest qualified candidates to the Nominating Committee should write to the Secretary of the Company, Nobel Education Dynamics, Inc., 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063, stating in detail the candidate's qualifications for consideration by the Committee.

     The Company has no other committees of the Board of Directors.

COMPENSATION OF DIRECTORS

     In June 1992, the Company adopted a policy to pay the Directors, exclusive of A. J. Clegg, a fee of $1,500 for each Board Meeting. For the year ended December 31, 1994, the Company paid $10,500 each to Messrs. Chambers, Havens, Jones, and Shemin, $7,500 to Mr. McGovern, and $3,000 each to Mr. Frock and Mr. Moore, totaling $55,500. Mr. Clegg received no Directors' fees.

     Directors have from time to time been awarded options to purchase shares of the Company's Common Stock. On September 10, 1992, the Company issued options to purchase 27,000 shares of Common Stock under the Company's 1986 Stock Option and Stock Grant Plan to each of Messrs. Chambers, Havens, and Shemin for their services as a director. The exercise price of these options were equal to the fair market value of the Company's Common Stock on September 10, 1992 or $0.9375 per share. The options have a term of ten years and became fully exercisable on September 30, 1993. If the Stock Incentive Plan is approved by the stockholders, grants of options will be made annually to the Company's outside directors under the Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors from January 1994 through December 14, 1994 and all of 1993 consisted of Messrs. Clegg, Chambers, and Frock. Since December 14, 1994 the Compensation Committee has consisted of Mr. Chambers and Mr. Havens. Mr. Clegg was an officer of the Company during the period he served on this Committee. Mr. Frock was an officer of the Company for five of the months that he served on the Committee (August through December
1994). Messrs. Clegg and Frock are officers of JBS Investment Banking, Ltd., which had an Administrative Services Agreement with the Company under which the Company paid JBS an annual fee for management services through 1994. In August of 1994 the Company ceased paying fees to JBS under this agreement.

12 ADMINISTRATIVE SERVICES AGREEMENT

     Mr. A. J. Clegg, Chairman and Chief Executive Officer of the Company is also Chairman and Chief Executive Officer of JBS Investment Banking, Ltd. ("JBS") and Mr. Frock, an officer and director of the Company, is also President and Chief Operating Officer of JBS. The Company and JBS were parties to an Administrative Services Agreement during 1994 whereby JBS provided management and advisory services to the Company and received management fees from the Company of $200,724. The fixed fee portion of the Agreement was terminated in August 1994 when both Mr. Clegg and Mr. Frock joined the Company as full-time employees.

EMPLOYMENT AGREEMENTS

     On January 16, 1995, the Company entered into an employment agreement with Mr. Wally Orrel employing him as Executive Vice President. The Agreement provides that on or about March 1, 1996, Mr. Orrel will be considered for promotion to the position of President and Chief Operating Officer. The Employment Agreement provides for Mr. Orrel's employment for a period commencing on January 16, 1995 and ending January 15, 2000. If Mr. Orrel is not promoted to the position of President and COO by March 1, 1996, he has the right to resign and receive a termination payment of six times his base monthly salary, plus one month's salary for each full year of employment.

     Under the Employment Agreement, Mr. Orrel receives a base salary at an annual rate of $105,000 during the period January 16, 1995 through March 1, 1996. On March 1, 1996, his gross salary will be increased to $125,000 if he is promoted at that time to President and Chief Operating Officer. Additionally, the Employment Agreement provides for cash bonuses under a bonus plan approved by the Board of Directors; options to purchase 125,000 shares of Common Stock at an exercise price of $1.00 per share which vest at the rate of 25,000 shares on each of the first five anniversary dates of the execution of the Employment Agreement; and other benefits in accordance to the Company's policy (paid annual vacation, use of an automobile, and health insurance).

SEVERANCE AGREEMENT

     F. E. Montgomery, the Company's former President, separated from the Company on February 24, 1995. In connection with his departure from the Company, the Company entered into a severance agreement with F. E. Montgomery pursuant to which the Company agreed to continue his base salary for a period of eight months following his separation plus three weeks' unused vacation pay, provide him with the use of a Company vehicle and medical insurance for 90 days following separation, and pay him a performance bonus for 1994 in the amount of $55,650.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of its Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms ("Forms 3, 4, and 5") that they file. To the Company's knowledge, based solely on a review of copies of the Forms 3, 4, and 5 furnished to the Company and written representations that no other reports were required during the period from January 1, 1994 through December 31, 1994, all applicable Section 16(a) filing requirements were complied with.

                                 PROPOSAL TWO

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                            (Item 2 on Proxy Card)


     The Board of Directors has selected Coopers & Lybrand, independent accountants, to audit the consolidated financial statements of the Company for its 1995 fiscal year and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify this appointment, the Board of Directors will reconsider its selection. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS THE INDEPENDENT ACCOUNTANTS FOR THE 1995 FISCAL YEAR.

                AUTHORIZATION OF REVERSE SPLIT OF COMMON STOCK


INTRODUCTION

     The Board of Directors of the Company has unanimously adopted a resolution that approves, and submits to the stockholders for their approval, a Plan of Recapitalization that would effect a 1 for 4 reverse split of the Company's Common Stock ("Reverse Split") and an amendment to the Company's Certification of Incorporation to effect the Reverse Split. The full text of the Plan of Recapitalization is set forth on Exhibit "A" attached hereto and made a part hereof.

SUMMARY

     Under the terms of the Plan of Recapitalization, each four shares of the Company's currently outstanding shares of Common Stock (the "Old Common Stock") will be exchanged for one post-split share of the Company's Common Stock (the "New Common Stock"). Any fractional share resulting from such exchange will be converted into a right to receive cash in the amount described below. This Reverse Split will become effective on the date that the amendment to the Company's Restated Certificate of Incorporation, in the form set forth in the first paragraph of the Plan of Recapitalization (the "Amendment"), is filed with the Office of the Secretary of the State of Delaware (the "Effective Date"). That filing is expected to occur promptly following approval of the Plan of Recapitalization by the Company's stockholders.

     The New Common Stock will not be different from the Old Common Stock, and the holders of the New Common Stock will have the same relative rights following the Effective Date as they had prior thereto. The Reverse Split will not affect the proportionate equity interest of a stockholder, except as may result from the elimination of fractional shares as described below. The Reverse Split may leave certain stockholders with one or more "odd lots" of Common Stock, i.e., stock in amounts of less than 100 shares. The Plan of Recapitalization will not change the number of authorized shares of Common Stock or Preferred Stock, or the par value thereof.

REASONS FOR APPROVING THE REVERSE STOCK SPLIT

     The Company requires additional sources of capital to fund its plans for continuing its growth through acquisitions and new center development. In meetings with investment bankers, the Company has been advised that an increase in the per share value of the Company's Common Stock, effected through a reduction in the number of the outstanding shares due to the Reverse Split, would improve the Company's prospects for obtaining additional financing by enhancing the marketability of the Company's securities. Consequently, the Board believes that implementation of the proposed Plan of Recapitalization may enhance the Company's prospects for raising additional capital.

     The Board of Directors also believes that the implementation of the proposed Plan of Recapitalization will improve the marketability and liquidity of the Company's Common Stock. Many brokerage firms are reluctant to recommend lower price stocks for their clients, and the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower price stocks. Also, the brokerage commission on the purchase or sale of a stock with a relatively low price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively higher price, to the detriment of the Company's stockholders and the market for the Company's Common Stock. The Board of Directors believes that these issues will be addressed by the increase in the price per share of the Company's Common Stock that is expected to occur as a result of the proposed Reverse Split and the consequent reduction in the number of shares of Common Stock outstanding.

     Of course, there can be no assurance that the price of the Company's Common Stock will rise following implementation of the Plan of Recapitalization, or that such price, if it does rise, will continue to escalate or be sustained for a significant period. In addition, there can be no assurance that the reverse stock split will enhance the Company's prospects for obtaining additional financing. Nevertheless, for the reasons set forth above, the Board of Directors believes that adoption of the Plan of Recapitalization is advisable at this time.

     Management of the Company is not aware of any present efforts by any person to accumulate Common Stock in order to obtain control of the Company, and the Reverse Split is not intended to be an anti-takeover device.

GENERAL EFFECT OF PLAN OF RECAPITALIZATION

     The effect of the Reverse Split on the aggregate number of shares of the Company's Common Stock, and on the stockholders' equity section of the Company's balance sheet at June 30, 1995, is as follows:

                                 Prior to             After
                             Proposed Reverse   Proposed Reverse
Number of shares/1/              Split                Split
- ----------------                 -----                -----
Common Stock
     Authorized                  50,000,000           50,000,000
     Outstanding                 15,645,063            3,911,266
     Available for issuance      34,354,937           46,088,734
     Par value per share              $.001                $.001

Preferred Stock
     Authorized                  50,000,000           50,000,000
     Outstanding Series A         2,484,000            2,484,000
     Outstanding Series C         2,500,000            2,500,000

Financial data
- --------------
Stockholders' equity
     Preferred Stock                 $4,984               $4,984
     Common Stock                   $15,645               $3,911
     Additional paid-in
           capital              $19,782,223          $19,793,957
     Accumulated deficit        $(8,336,337)         $(8,336,337)
                                -----------          -----------
     Total stockholders'
     equity                     $11,466,515          $11,466,515
                                ===========          ===========

EFFECT ON THE MARKET FOR THE COMPANY'S STOCK

          The Company's Common Stock is traded in The Nasdaq Small Cap Market under the symbol "NEDI."





________________________________________________________________________________

/1/ Figures for the number of shares prior to the Reverse Split are as of June 30, 1995. Figures after the Reverse Split do not reflect any immaterial adjustments that may result from the repurchase of fractional shares.

     The table below sets forth the high and low bid prices for the Company's Common Stock on The Nasdaq Small Cap Market for each full quarter within the two most recent fiscal years and subsequent interim periods.


                                              Price
                                              -----
         Period                        High            Low
         ------                        ----            ---

1995
- ----
As of July 31, 1995                    $2 19/32        $1 13/16
Quarter ended June 30, 1995             2               1  1/2
Quarter ended March 31, 1995            1 11/16               1

1994
- ----
Quarter ended December 31, 1994         1  5/32           15/16
Quarter ended September 30, 1994        1  7/32         1
Quarter ended June 30, 1994             1  3/8          1
Quarter ended March 31, 1994            1  7/16            3/4

1993
- ----
Quarter ended December 31, 1993            7/8            11/16
Quarter ended September 30, 1993        1                  5/8
Quarter ended June 30, 1993                7/8            15/32
Quarter ended March 31, 1993            1                  3/8

     Management anticipates that after the Effective Date, the market price of the New Common Stock will rise as a result of the decrease in the number of shares outstanding. However, it cannot be predicted whether any such increase will be in proportion to the ratio used in the reclassification. Following implementation of the Reverse Split, trading in the Company's New Common Stock will continue on NASDAQ.

     Holders of the shares of the Company's Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors. However, no dividends on Common Stock have ever been paid by the Company. The Company presently intends to retain all future earnings for the expansion of its business and consequently does not presently intend to pay cash dividends. The Company's loan agreement with its principal commercial lender prohibits the Company from paying dividends or making other cash distributions without the lender's consent.

EFFECT ON OPTIONS

     Under the terms of the Plan of Recapitalization, the number of shares that may be issued under the Company's 1988 Stock Option and Stock Grant Plan (the "1988 Plan") and 1986 Stock Option and Stock Grant Plan (the "1986 Plan"), and the 1995 Stock Incentive Plan, and the number of shares issuable upon the exercise of outstanding options or covered by outstanding stock grants, will be decreased in proportion to the 1 for 4 exchange ratio, and the exercise price per share under such outstanding options will be proportionately increased. Outstanding options and unvested stock grants under the Plans will be rounded to the nearest whole share and no cash payment will be made in respect of any fractional shares.

     The Company also has outstanding a number of warrants to purchase shares of Common Stock. Under the terms of the Plan of Recapitalization and the anti-dilution provisions of the warrants, the number of shares issuable upon the exercise of the warrants will be decreased in proportion to the 1 for 4 exchange ratio, and the exercise price per share under such outstanding warrants will be proportionately increased.

     Thus, for example, if an employee of the Company owns an option to purchase 10,000 shares of the Company's Common Stock at $3.00 per shares, then on and as of the Effective Date the terms of the option will be adjusted so that the option represents the right to purchase 2,500 shares of Common Stock at an exercise price of $12.00 per share. No payment will be made in respect of the rounding of the extra fractional share.

EFFECT ON PREFERRED STOCK

     The Company also has outstanding Series A and Series C Preferred Stock which are convertible into Common Stock of the Company. Under the terms of the Plan of Recapitalization and the anti-dilution provisions of the Preferred Stock, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock will be decreased in proportion to the 1 for 4 exchange ratio.

EXCHANGE OF STOCK CERTIFICATES AND LIQUIDATION OF FRACTIONAL SHARES

     As soon as practicable after the Effective Date, the Stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Company's transfer agent so that certificates representing the appropriate number of shares of New Common Stock, and a cash payment in lieu of any fractional share, may be issued in exchange therefor.

     No strip or fractional certificates will be issued in connection with the proposed Reverse Split. Rather, the Company will pay cash in lieu of any fraction of a share which any stockholder would otherwise receive. The price for such fractional shares will be based upon the average closing price per share for the shares of the Company's Common Stock on The Nasdaq Small Cap Market as reported in The Wall Street Journal for the ten trading days immediately preceding the effective date of the Reverse Split.

ABANDONMENT OF THE PLAN OF RECAPITALIZATION BY THE DIRECTORS

     If the Plan of Recapitalization is approved, it will become effective, as noted above, upon the filing of the Amendment with the Office of the Secretary of State of Delaware. However, the directors of the Company will be authorized, without a further vote of the stockholders, to abandon the Plan of Recapitalization and to determine not to file the Amendment if the directors conclude that such action would be in the best interest of the Company and its stockholders. For example, the directors might abandon the Plan of Recapitalization upon the advice of an investment banker, or in order to consummate an acquisition or other transaction. The Company presently has no indication that any such event will occur.

FEDERAL INCOME TAX CONSEQUENCES

     A summary of the federal income tax consequences of the proposed Reverse Split is set forth below. The following discussion is based upon present federal tax law and does not purport to be a complete discussion of such consequences. Accordingly, STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

     1. The proposed Reverse Split will not be a taxable transaction to the Company.

     2. A stockholder will not recognize any gain or loss as a result of the Reverse Split unless the stockholder receives cash in lieu of a fractional share. Although it is impossible to predict with certainty the tax consequences to any stockholder who receives cash in lieu of a fractional share, in all likelihood such Stockholder will either (i) recognize gain or loss as a result of the repurchase of a fractional share based upon the amount realized for the fractional share less the holder's proportionate adjusted basis in such fractional share, or (ii) recognize gain in an amount not in excess of the amount of proceeds received from the sale of the fractional share.

     3. The tax basis of each share of New Common Stock received by a stockholder pursuant to the Reverse Split will equal the aggregate tax basis of the stockholder's shares of Old Common Stock exchanged therefor (which basis, if the tax treatment described in clause (ii) of paragraph 2 above applies, will be
(i) increased by an allocable portion of the basis of any shares of Old Common Stock that were exchanged for cash in lieu of fraction shares.) The holding period of the New Common Stock received by a stockholder generally will include the holding period of the stockholder's Old Common Stock before the Reverse Split, provided the shares of Old Common Stock were capital assets in the hands of such stockholder.

NO DISSENTERS' RIGHTS

     Under Delaware law, stockholders are not entitled to dissenters' rights with respect to the proposed amendment to the Company's Restated Certificate of Incorporation to effect the Reverse Split.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PLAN OF RECAPITALIZATION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN OF RECAPITALIZATION AND THE AMENDMENT TO THE
     ---
COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE 1 FOR 4 REVERSE SPLIT.

                           1995 STOCK INCENTIVE PLAN


     On June 21, 1995, the Company's Board of Directors (the "Board") adopted, subject to stockholder approval, the Nobel Education Dynamics, Inc. 1995 Stock Incentive Plan (the "Plan") to assist the Company and any subsidiary of the Company ("Subsidiary") in (i) attracting and retaining officers and other key management level employees of outstanding ability ("Key Employees" as defined in the Plan), (ii) attracting and retaining directors of the Company or a Subsidiary who are not officers or employees thereof ("Outside Directors"), and
(iii) motivating Key Employees and Outside Directors to exercise their best efforts on behalf of the Company and any Subsidiary.

     The following description of the Plan is intended merely as a summary of its principal features and is qualified in its entirety by reference to the Plan.

     Under the Plan, one million, five hundred thousand (1,500,000) shares of Common Stock are reserved (subject to adjustment to reflect stock dividends, stock splits, share combinations, and similar changes in the capitalization of the Company) for the granting of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock ("Restricted Stock") and unrestricted stock ("Unrestricted Stock") (collectively, the "Awards"). If the Reverse Split is approved, the number of shares reserved under the Plan will be reduced to three hundred seventy-five thousand (375,000) shares.

     As of the date of this poxy statement, no Awards have been made under the Plan. There are approximately 250 Key Employees and six Outside Directors eligible to participate in the Plan. Key Employees are eligible to receive any type of Award while Outside Directors are only eligible to receive NQSOs. No Key Employee shall receive ISOs and NQSOs (collectively, "Options") for more than 100,000 shares of Common Stock over any one-year period. As of March 31, 1996 and each subsequent March 31st that the Plan is in effect, each individual serving as an Outside Director shall be granted an NQSO to purchase 2,000 shares of Common Stock if the individual served as a director for the entire previous fiscal year-end, and the Company's pre-tax income for such fiscal year increased at least 20% from the prior fiscal year.

     The Plan will be administered by the Compensation Committee, which is presently comprised of Mr. Chambers (Chairman) and Mr. Havens. The Committee has full authority to interpret the Plan, to establish appropriate rules and regulations, to select Key Employees who will receive Awards under the Plan, to grant Awards on behalf of the Company, to set the dates and authorized terms of such Awards, and generally to administer the Plan. With respect to the eligibility of Outside Directors, the Plan is intended to be a "formula award" plan as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and as such, the Committee does not have any discretionary authority with respect to the grant of NQSO to Outside Directors.

     Options granted under the Plan to Key Employees have an exercise price of not less than fair market value of the Common Stock on the date of the grant and may not extend for more than ten years, subject to more stringent limitations in the case of ISOs granted to an optionee who is a 10% or greater stockholder. Options granted under the Plan to Outside Directors have an exercise price equal to the fair market value of the shares of Common Stock on the date the Option is granted. NQSOs granted to Outside Directors have a term of ten (10) years from the date of the grant. Options granted to Key Employees are exercisable in such installments as the Committee may determine, but not earlier than six months from the later of the date of the grant or the date the Plan is approved by the Company's stockholders except under specified circumstances. NQSOs granted to Outside Directors are exercisable commencing six months after the later of the date of the grant or the date the Plan is approved by the Company's stockholders. On June 30, 1995, the last reported sales price of the Company's Common Stock on the The Nasdaq Small Cap Market was $1 3/16.

     Any Option held by a Key Employee or Outside Director who dies while still performing services for the Company or a Subsidiary, or whose employment with the Company or a Subsidiary is terminated prior to the expiration date of such Option will remain exercisable by the Key Employee or Outside Director, or his or her personal representative, for a period of time following the Key Employee's or Outside Director's termination of service or death as provided in the Plan and the applicable option agreement. Upon exercise of an Option, a Key Employee must pay the exercise price in cash, or if, the Committee shall so determine in its discretion, either in whole or in part by the delivery of Common Stock held by the Key Employee, subject to the limitations set forth in the Plan. The exercise price of an NQSO granted to an Outside Director must be paid in cash or its equivalent.

     ISOs are also subject to certain additional terms and conditions required by the Internal Revenue Code of 1986 as amended (the "Code"). To the extent that the fair market value (determined as of the date of the option grant) of the Common Stock with respect to which ISOs are exercisable for the first time in any one year as to any optionee exceeds $100,000, such option shall be treated as a NQSO for tax purposes.

     In the Committee's discretion, a Key Employee granted an Option may also be granted the right in lieu of exercising all or a portion of an Option, to elect instead to receive an amount equal to the difference between the fair market value of all or a specified number, of the shares of Common Stock subject to such Option on the date such right is exercised and the exercise price under such Option. Such right is referred to as a Stock Appreciation Right ("SAR"). This amount may be paid in cash or in Common Stock, or in a combination of cash and Common Stock as the Committee shall determine. Any SAR is exercisable only at a time when the Option to which it is related is exercisable (more stringent rules apply if the Key Employee is a director or officer of the Company within the meaning of Section 16 of the Exchange Act and cash is being paid upon exercise of the SAR). An SAR shall be granted in tandem with an Option and the Option-SAR shall be considered exercised when either the underlying Option or SAR is exercised. An SAR expires no later than the termination of the Option to which it relates and is transferable only if and when the underlying Option is transferable, and may be exercised only when the fair market value of the Common Stock subject to the Option exceeds the exercise price of the Option.

     The Committee, in its discretion, may make such Restricted Stock Awards under the Plan to Key Employees as it determines are warranted. Restricted Stock Awards may be subject to one or more vesting periods and any additional terms, conditions or restrictions as the Committee may deem advisable. If the Company issues certificates representing the Common Stock subject to the Restricted Stock Award in the name of the Key Employee, such Common Stock will bear a legend indicating their restrictions and the Key Employee shall execute a stock power to be held with the certificates by the Company. However, the Key Employee shall be entitled to receive dividends paid on such Common Stock, shall have the right to vote such Common Stock, and shall have all other stockholders'' rights with respect to such Common Stock. The Committee shall specify in the Restricted Stock Award agreement, the manner of determining the number of unvested shares of Common Stock which shall become vested in the Key Employee if his or her employment is terminated prior to the later of the expiration of the vesting period or the satisfaction of any conditions. Different vesting provisions may apply to a Key Employee's termination due to death or disability. Any remaining unvested shares of Common Stock shall be forfeited upon termination of employment unless the Committee determines otherwise.

     The Committee may grant Restricted Stock Awards under which the Key Employee shall not be required to make any payment or under which the Key Employee shall pay all (or any lesser amount than all) of the fair market value of the Common Stock determined as of the date of the grant.

     The Committee may make Unrestricted Stock Awards to Key Employees and each certificate for shares of unrestricted Common Stock shall be registered in the name of the Key Employee and be delivered to him or to her.

     Upon a change in control of the Company (as defined in the Plan), the Committee (as it is constituted on the day preceding the date of the change in control) may, in its discretion, accelerate the vesting and exercisability of outstanding Options and SARs granted to Key Employees and accelerate the vesting of Restricted Stock Awards granted to Key Employees. In the event of certain corporate reorganizations, each outstanding Award will be assumed by the surviving or successor corporation. However, the Committee may terminate all or a portion of the outstanding Options granted to Key Employees if it determines that such termination is in the best interests of the Company in which case the Key Employee will be given not less than seven days' notice prior to termination and the Options may be exercised up to and including the date immediately preceding such termination.

     The Plan became effective (subject to stockholder approval) on June 21, 1995, and terminates on May 31, 2005. The Board of Directors of the Company may amend, suspend or discontinue the Plan, except that without the approval of the stockholders: (1) the class of persons eligible to receive Awards shall not be changed nor shall any other requirement as to eligibility for participation in the Plan be materially modified; (2) the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan shall not be increased (otherwise than in connection with certain changes in the capitalization of the Company); (3) the benefits accruing to individuals participating in the Plan shall not be materially increased; (4) the duration of the Plan shall not be extended; and (5) no amendment which would require stockholder approval pursuant to Prop. Treas Reg. (S) 1.162-27(e)(4)(vi), or any successor thereto, may be made. However, no amendment to the Plan that would affect (1) the amount and price of the Common Stock subject to NQSOs to be granted to Outside Directors, (2) the timing of such grants to Outside Directors, or (3) the formula, if any, that determines the amount, price and timing of NQSO grants to Outside Directors, shall be made more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974 ("ERISA").

TAX TREATMENT

     If an option is treated as an ISO, the optionee will recognize no U.S. Federal taxable income upon grant of an ISO. Upon the exercise of an ISO, the optionee recognizes no taxable income provided the optionee was an employee of the Company during the entire period from the date of the grant of the ISO until three months before the date of exercise (or such later date as the option may provide) or in the case of an optionee whose employment terminates due to disability, until twelve months before the date of exercise. Notwithstanding the preceding, the excess of the fair market value of the Common Stock over the exercise price, both determined at the time of exercise, generally will be included in the optionee's alternative minimum taxable income in the year of exercise.

     Upon an optionee's sale of the Common Stock (assuming that the sale occurs no sooner than two years after grant of the ISO and one year after exercise of the ISO), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares of Common Stock prior to the expiration of the above holding period, the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the Common Stock at the exercise date or the sale price of the Common Stock. Any gain or loss recognized on such a disposition of the Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain or loss. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

     An optionee will not recognize any U.S. Federal taxable income at the time the optionee is granted an NQSO. However, upon exercise of the NQSO, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the Common Stock over the exercise price, and the Company will be entitled to a deduction at the time of exercise. If the Company complies with the applicable income tax withholding or information reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon an optionee's sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares of Common Stock have been held for more than one year.

     Upon the grant of a SAR, the optionee recognizes no taxable income. Upon exercise of a SAR, the optionee recognizes ordinary income as of the date of exercise in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. An optionee exercising a SAR is subject to Federal income tax withholding on the income recognized as a result of the exercise of the SAR. The Company is entitled to a deduction (in the same year in which the grantee recognizes income) to the extent of the amount includible in the gross income of the optionee.

     Upon the making of a Restricted Stock Award, the grantee will recognize no taxable income unless the grantee files a "section 83(b) election" with the Internal Revenue Service within thirty days after the award. Upon payment of dividends with respect to unvested stock, the grantee will recognize ordinary income and the Company generally will be entitled to a deduction (in the same year in which the grantee recognizes income) equal to the amount includible in the gross income of the grantee.

Upon vesting of Common Stock in a grantee, the grantee will recognize ordinary income in an amount equal to the fair market value of such Common Stock on the date of vesting minus any purchase price paid for the restricted shares. The Company will generally be entitled to a deduction (in the same year in which the grantee recognizes income) equal to the amount of ordinary income includible in the gross income of the grantee.

     Upon the making of an Unrestricted Stock Award, or the making of a Restricted Stock Award with respect to which the grantee makes a section 83(b) election, the grantee will recognize ordinary income in an amount equal to the fair market value of such Common Stock on the date of the grant (determined without regard to any restrictions that will lapse) and the grantee is subject to Federal income tax withholding. The grantee's holding period for Common Stock begins on the day of the grant. When the grantee disposes of such Common Stock, he/she will recognize a long-term or short term capital gain (or loss) under Code rules which govern stock dispositions, assuming that the Common Stock is held by the grantee as capital assets. The Company will generally be entitled to a deduction (in the same year in which the grantee recognizes income) equal to the amount of ordinary income includible in the gross income of the grantee.

     Different rules for measuring ordinary income may apply if the optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

     The foregoing does not purport to be a complete summary of the effect of Federal income taxation upon holders of Options, SARs, Restricted Stock or Unrestricted Stock upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE 1995 STOCK INCENTIVE PLAN. THE BOARD OF DIRECTORS BELIEVES THAT THE PLAN IS AN IMPORTANT TOOL FOR THE COMPANY IN ITS EFFORTS TO ATTRACT AND RETAIN TALENTED EMPLOYEES AND OUTSIDE DIRECTORS.

                            EXECUTIVE COMPENSATION


     The following table sets forth the cash and non cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the company and by the executive officers who earned more than $100,000 during 1994.

                          Summary Compensation Table
                          --------------------------

                                                                    Long Term Compensation Awards
                                                                    -----------------------------
                          Annual Compensation
                          ----------------------------------------
                                                                                      Securities
Name & Principal                                      Other Annual   Restricted        Underlying       All Other
Position            Year  Salary        Bonus         Compensation    Stock Awards    Options/SARs(#)  Compensation
- ------------------  ----  ----------------------------------------  ---------------------------------  ------------
A.J. Clegg          1994  $57,851/(1)/  $39,978/(2)/  $ 5,074/(4)/
Chairman and        1993         /(1)/
Chief Executive     1992         /(1)/
Officer

F.E. Montgomery    1994  $158,357        55,650/(2)/   13,600/(5)/
President and      1993   147,124        52,500/(3)/   33,715/(5)/                         $150,000
Chief Operating
Officer

W. Orrel           1994  $ 83,551        31,040/(2)/   27,870/(6)/
Exec. Vice         1993    52,165        10,336/(3//)/ 22,942/(6)/                           30,000
President

D. Scott Clegg     1994    73,238        13,320/(2)/   11,963/(7)/
Vice President     1993    38,795        14,391/(3)/   16,453/(7)/                           25,000

(1) In August of 1994, Mr. A.J. Clegg was hired as an employee of the Company in the position of Chairman and Chief Executive Officer. Prior to this time, Mr. Clegg was the Chairman and Chief Executive Officer of JBS Investment Banking (Ltd) ("JBS"). On May 29, 1992, pursuant to a private placement offering, the Company entered into a three (3) year Administrative Services Agreement with JBS whereby JBS would provide management and advisory services to the Company and would receive certain management fees. The fixed fee portion of this agreement was terminated in August of 1994 when Mr. Clegg joined the Company as a full time employee. During 1994, 1993 and 1992, respectively, the Company paid fees to JBS approved by the Board totaling $200,374, $400,000 and $218,469 for the services of JBS personnel including A.J. Clegg, B. Clegg, T. Fitzgerald, J. Frock, W. Moore and C. Wisor.

(2)  The bonus paid was for the year ended December 31, 1994.

(3)  The bonus paid was for the year ended December 31, 1993.

(4) Other annual compensation for Mr. A.J. Clegg in 1994 includes $3,200 for automobile expenses and $1,874 for health insurance. Mr. A.J. Clegg joined the Company as a full time employee on August 1, 1994 (see 1 above).

(5) Other annual compensation for Mr. Montgomery included (1) $4,201 and $2,470 for automobile expenses in 1994 and 1993, respectively, (2) $9,399 and $6,636 for health and life insurance in 1994 and 1993, respectively and (3) $24,608 for relocation in 1993.

(6) Other annual compensation for Mr. Orrel included (1) $7,800 and $4,550 for automobile expenses for 1994 and 1993, respectively, (2) $10,070 and $5,894 for health and life insurance in 1994 and 1993, respectively, and (3) $10,000 and $12,498 for relocation expenses for 1994 and 1993, respectively. Mr. Orrel joined the Company in April of 1993.

(7) Other annual compensation for Mr. D. Scott Clegg included (1) $6,600 and $2,475 for automobile expenses in 1994 and 1993, respectively and (2) $5,653 and $2,413 for health and life insurance in 1994 and 1993, respectively and (3) $11,565 for relocation expenses in 1993. Mr. Clegg joined the Company in June of 1993.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

       The Company did not grant any options or SARS during 1994 to any of the Company's executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND VALUE OF OPTIONS AT FISCAL YEAR-END:

                                                 Number of              Value of Unexercised
               Shares                      Unexercised Options          In-the-Money Options
             Acquired on    Value            at End of 1994               at End of 1994
Name          Exercise    Realized    (Exercisable/Unexercisable)  (Exercisable/Unexercisable(1)
- ------------------------------------------------------------------------------------------------
A.J. Clegg          -         -                      -                           -
F.E. Montgomery     -         -             100,000 E/50,000 U               $37,500 E/$18,750 U
W. Orrel            -         -              20,000 E/20,000 U               $ 3,750 E/$ 3,750 U
D. Scott Clegg      -         -              15,000 E/10,000 U               $ 2,813 E/$ 1,875 U

(1) Value based on market value of the Company's Common Stock at end of 1994 minus the exercise price.

       None of the above named officers held any SARS at the end of 1994.

STOCK OPTIONS

       On January 22, 1993, the Company issued 150,000 options under the 1986 Plan to F.E. Montgomery, who was the President of the Company at that time, in connection with his compensation arrangements. These options were issued at fair market value on January 22, 1993 and became exercisable in 3 installments as follows: 50,000 on July 14, 1993; 50,000 on January 14, 1994; and 50,000 on
January 14, 1995. Mr. Montgomery exercised these options on February 24, 1995.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS



     The Company's Compensation Committee is comprised of two outside Directors of the Company, currently Messrs. Chambers (Chairman) and Havens. At least annually, the Compensation Committee reviews the compensation levels of the Company's executive officers and makes recommendations to the Board of Directors regarding compensation of such executive officers. In general, the Compensation Committee endeavors to base the compensation of the executive officers on individual performance, performance against established financial goals based on the Company's strategic plan, and comparative compensation paid to executives of direct competitors and of non-financial, service companies.

     In 1994, the Committee was involved in fixing the compensation of the Company's Chairman and Chief Executive Officer, President, Executive Vice President of Operations, Executive Vice President of Corporate Development, Vice President of Operations for the private school operations on the west coast, and the Controller.

     The Company's Chairman and CEO, Mr. Clegg, and Executive Vice President of Corporate Development, Mr. Frock, joined the Company as full-time employees in August 1994. From January through July of 1994, Mr. Clegg and Mr. Frock did not receive remuneration directly from the Company for their services. Instead, the Company paid fees for an Administrative Services Agreement to JBS Investment Banking, Ltd., a management services company controlled by Mr. Clegg, for various services detailed in the agreement.

     Executive officers' compensation generally consists of base salary which comprises a significant portion of total compensation, bonuses that are based on Company performance, fringe benefits, and stock options. All executive officers are reviewed annually for performance, and salary changes are effective in March. Bonuses are distributed after the results of the audit of the financial statements have been verified by the Board.

     The Chairman and Chief Executive Officer, Mr. A. J. Clegg, joined the Company as a full-time employee in August 1994. In May 1994, the Compensation Committee hired Towers Perrin to perform an executive compensation review. Towers Perrin met with the Compensation Committee members and the Company's executive management to learn about the Company's executive responsibilities and developed competitive compensation levels using published and private data sources covering the education/educational services industries. Towers Perrin then developed a suggested salary structure for executive positions.

     The Chairman and Chief Executive Officer's compensation included an annual base salary of $150,000 based on the study performed by Towers Perrin, a bonus
plan tied to the performance of the Company, and customary fringe benefits.   In
1994, the performance bonus plan was based on the Company's net income compared to its annual business plan ("Annual Business Plan")which is submitted to and approved by the Board of Directors prior to the beginning of the year. The bonus plan for the Chairman and Chief Executive Officer entitled him to earn a bonus of $64,000 for achieving 100% of the net income target. He was able to earn a minimum bonus of 80% of the $64,000 for achieving 90% of the net income to a maximum of 150% of $64,000 for exceeding 125% of the net income target. As a result of the Company's performance in 1994, the maximum bonus was earned by the Chairman and CEO. Since he joined the Company as a full-time employee in August, this was prorated for his period of employment.

     The Compensation Committee established the other executive officers' base salaries in 1994 by reviewing salary levels for similar positions of direct competitors (including, but not limited to, those companies constituting the peer group index that appears in the five-year performance graph) and other educational companies. The Company also has an internal compensation committee consisting of Messrs. Clegg and Frock. Except for the executives reviewed by the Compensation Committee, all other salaries and performance are reviewed by this committee. They review and report on individual performance to the Compensation Committee, who then authorizes increases or changes based on competitors' levels and performance. The Compensation Committee believes that the salaries of the executive officers are in line with salary ranges in the companies that they reviewed.

     Executive officers of the Company can earn annual bonuses based upon the performance of the Company as compared to its Annual Business Plan. In 1994, the bonus plan in place entitled the Company's President and Controller to earn a bonus based upon the Company's pre-tax profits in 1994 as compared to a previously established pre-tax profit target for 1994. The plan entitled each of them to a minimum bonus of 1% of base salary for achieving 96% of the profit target and a maximum bonus of 35% of base salary for exceeding the profit target by at least 20%. As a result of the Company's performance in 1994, the maximum bonus was earned by the President and Controller. The Company's bonus plan for its Vice Presidents in charge of child care operations and private school operations allowed each of them to earn a bonus ranging from 1% to 35% of his base salary based upon the 1994 operating profit of his unit compared to the operating profit target for 1994, and additional bonuses of 2% of base salary for each new center or school in his unit which becomes cumulatively profitable within nine months of commencement of operations. The Vice Presidents earned bonuses in 1994 equal to 35% and 16%, respectively, of their base salaries. The Executive Vice President of Corporate Development, who joined the Company in August 1994, could earn an annual bonus based on net income compared to plan. The plan entitled him to earn a bonus of $22,000 for achieving 100% of the net income target. He was able to earn a minimum of 80% of the $22,000 for achieving 90% of the net income to a maximum of 150% of $22,000 for exceeding 125% of the net income target. The Company's Executive Vice President of Corporate Development earned a bonus at the maximum level which was prorated for his length of employment because he joined the Company in August.

                                        COMPENSATION COMMITTEE


                                        Mr. Edward Chambers
                                        Mr. Peter Havens

     The following line graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the CRSP (Center for Research in Security Prices) Index for NASDAQ Stock Market (US Companies) and an index of peer group companies selected by the Company for the period December 30, 1989 through December 31, 1995. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 30, 1989, and that all dividends paid by those companies included in the indices were reinvested.

                      COMPARISON OF FIVE YEAR CUMULATIVE
              TOTAL RETURN AMONG NOBEL EDUCATION DYNAMICS, INC.,
             THE CRSP INDEX FOR NASDAQ STOCK MARKET AND PEER GROUP

                                   12/89   12/90   12/91   12/92   12/93   12/94
                                   -----   -----   -----   -----   -----   -----
Nobel Education Dynamics, Inc.     $100    $29.7   $17.2   $34.4   $30.1   $38.7

NASDAQ Stock Market
(U.S. Companies)                   $100    $84.9   $136.3  $158.7  $182.2  $178.1

Self Determined Peer Group         $100    $34.1   $27.8   $45.3   $61.7   $57.6

Assumes $100 was invested on December 31, 1989 in the applicable stock or index, and that all dividends were reinvested.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Child Care Investors L.P., Limited (the "Partnership"), a Delaware limited partnership, was formed in September 1986 for the purpose of purchasing and leasing child care centers and other commercial properties. During 1986 and 1987, the Partnership purchased various child care centers and leased them to the Company. To finance the acquisition of some of these centers, the Partnership borrowed $3,500,000 from Fidelity Bank, N.A., the repayment of which has been guaranteed by the Company. This loan matures on April 1998. The outstanding principal balance is approximately $1.2 million at December 31, 1994.

     During 1994 and 1993, legal services were rendered to the Company by Drinker Biddle & Reath, of which Morgan R. Jones, a Director of the Company, is a partner, Chairman, and Chief Executive Officer. The Company expects this firm to continue to provide such services during 1995. Fees paid to Drinker Biddle & Reath in 1994 totaled $129,367.

     Mr. A. J. Clegg, the Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of JBS Investment Banking, Ltd. ("JBS").
On May 29, 1992, the Company entered into a three-year Administrative Services Agreement with JBS whereby JBS would provide management and advisory services to the Company and would receive management fees from the Company of $250,000 per year. The Board of Directors approved an additional payment of $150,000 to JBS for services performed in 1993 beyond the scope of the contract, including divestitures (including the Southeast divestiture), new center and school development, acquisition feasibility, new product development, and other services in 1993. The described fixed fee portions of the Administrative Services Agreement was terminated in August of 1994 when Mr. Clegg and Mr. Frock relinquished their duties at JBS and became full-time employees with the Company. For the year ended December 31, 1994, the Company paid JBS fees totaling $200,374.

     On August 19, 1994, pursuant to a Securities Purchase Agreement between the Company and two related venture capital funds, Edison Venture Fund II, L.P., and Edison Venture Fund II-PA, L.P., the Company issued and sold, for a purchase price of $2,500,000, an aggregate of 2,500,000 shares of its Series C Preferred Stock, warrants to purchase up to an additional 500,000 shares of its Common Stock (the "Warrants"), and contingent warrants to purchase up to an additional 500,000 shares of its Common Stock (the "Contingent Warrants").

     The Series C Preferred Stock sold in this transaction is convertible, at any time at the option of the holders thereof, into shares of the Company's Common Stock, at a conversion ratio of one share of Common Stock for each share of Series C Preferred Stock, subject to adjustment as provided in the anti-dilution provisions contained in the Preferred Stock. The Warrants issued in the transaction are exercisable by their holders when the price is $1.75 or greater for six consecutive months at an exercise price of $1.00 per share through the date of their expiration on August 19, 2001. The Contingent Warrants, which also have an exercise price of $1.00 per share, can only be exercised by their holders during the period January 1, 1997 through August 19, 2001. If the fair market value of a share of the Company's Common Stock equals or exceeds $3.00 per share for 20 consecutive business days at any time prior to January 1, 1997, the Contingent Warrants terminate and their holders have no right to exercise them for shares of the Company's Common Stock.

     The Securities Purchase Agreement obligates the Company to use its best efforts to cause the persons designated by the holders of at least 66-2/3% of the Series C Preferred Stock to be elected to the Company's Board of Directors. Pursuant to this provision, the holders of the Series C Preferred Stock have designated John Martinson as their designee to the Company's Board of Directors, and the Board has nominated him for election as a director of the Company at the Annual Meeting.

     Pursuant to the Securities Purchase Agreement, the Company has entered into a registration rights agreement with the holders of the Series C Preferred Stock, the Warrants and the Contingent Warrants granting them certain rights to require that the Company register under the Securities Act of 1933 the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock and the exercise of the Warrants and Contingent Warrants.

     In November 1994, A. J. Clegg, the Company's Chief Executive Officer, purchased the 403,206 shares of the Series C Preferred Stock, the Warrants to purchase up to 80,645 shares of Common Stock from Edison Venture Fund II-PA, L.P. for $403,206 that that Fund acquired under the Securities Purchase Agreement, due to a conflict with that Fund. Edison Venture Fund II, L.P. contineus to own the shares of Series A Preferred Stock, Warrants and Contingent Warrants purchased by it under the Securities Purchase Agreement, which constitutes a majority of the securities issued in that transaction.

                              GENERAL INFORMATION


     Stockholders who wish to obtain, free of charge, a copy of the Company's Form 10-K for the year ended December 31, 1994, as filed with the SEC, may do so by writing or calling Yvonne DeAngelo, Secretary and Controller, Nobel Education Dynamics, Inc., 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063, telephone (610)891-8200.

                                  EXHIBIT "A"

                           PLAN OF RECAPITALIZATION


     On June 21, 1995, the Board of Directors of Nobel Education Dynamics, Inc. (the "Company") adopted a resolution declaring the advisability of, and submitting to the stockholders of the Company for their approval, the following Plan of Recapitalization:

     1.   Amendment to Certificate of Incorporation.  Subject to approval by the
          -----------------------------------------
Company's stockholders, and subject to the terms of paragraph 8 of this Plan of Recapitalization, the Company shall file a Certificate of Amendment ("Amendment") with the Office of the Secretary of the State of Delaware which shall amend the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation, as amended, to read in its entirety as follows:

          "FOURTH: The amount of total authorized capital stock of the Corporation is Sixty Million (60,000,000) shares, divided into Fifty Million (50,000,000) shares of Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares of undesignated Preferred Stock, par value $.001 per share. Each one (1) share of the Corporation's Common Stock issued and outstanding on the date that this Amendment is filed with the Office of the Secretary of State of Delaware shall be and hereby is automatically changed without further action into one-fourth (1/4) fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Corporation shall pay to each stockholder who would otherwise be entitled to a fractional share, as a result of such change, an amount equal to the value of such fractional share, based upon the average daily closing price per share of the Corporation's Common Stock on The Nasdaq Small Cap Market for the ten (10) trading days preceding the effective date of this amendment."

     2.   Reverse Split.  Immediately upon filing the Amendment with the Office
          -------------
of the Secretary of State of Delaware (the "Effective Date"), each four shares of the Company's currently outstanding shares of Common Stock (the "Old Common Stock") shall be converted into one post-split share of fully-paid and nonassessable Common Stock (the "New Common Stock"), subject to the required payment for fractional shares.

     3.   No Fractional Shares.  The Company shall issue one share of New Common
          --------------------
Stock for each four shares of Old Common Stock outstanding, and shall pay cash in lieu of any fraction of a share which any stockholder would otherwise receive. The price for such fractional share shall be based upon the average daily closing price per share for the shares of the Company's Old Common Stock on The Nasdaq Small Cap Market as reported in The Wall Street Journal for the ten trading days immediately preceding the Effective Date. From and after the Effective Date, certificates representing shares of Old Common Stock shall be deemed to represent only the right to receive shares of New Common Stock and cash in lieu of any fractional share of New Common Stock to which an individual stockholder would be entitled.

     4.   Exchange of Stock Certificates.  As soon as practicable after the
          ------------------------------
Effective Date, the Company shall notify its stockholders and ask them to surrender their certificates representing shares of Old Common Stock to the Company's transfer agent so that the appropriate number of shares of New Common Stock, and a cash payment in lieu of any fractional shares, may be exchanged therefor. Until so surrendered, each outstanding share of Old Common Stock shall be deemed for all corporate purposes to evidence the ownership of one-fourth (1/4) share of New Common Stock.

     5.   Stock Option Plans.  The number of shares that may be issued under the
          ------------------
Company's 1986 Stock Option and Stock Grant Plan, 1988 Stock Option and Stock Grant Plan and 1995 Stock Incentive Plan (together, the "Option Plans"), and the number of shares issuable upon the exercise of outstanding options or covered by outstanding stock grants, shall be decreased in proportion to the 1 for 4 exchange ratio established above, provided, however, that outstanding options under the Option Plans shall be rounded to the nearest whole share and no cash payment shall be made in respect thereof, and the exercise price per share under such outstanding options shall be increased in proportion to such exchange ratio.

     6.   Warrants.  The number of shares that may be issued upon the exercise
          --------
of outstanding warrants to purchase the Company's Common Stock shall be decreased in proportion to the 1 for 4 exchange ratio established above, and the exercise price per share under such outstanding warrants shall be increased in proportion to such exchange ratio, in accordance with the terms of each such warrant.

     7.   Preferred Stock.  The number of shares that may be issued upon the
          ----------------
conversion of the Company's outstanding shares of Preferred Stock into the Company's Common Stock shall be decreased in proportion to the 1 for 4 exchange ratio established above, and the conversion price per share under such Preferred Stock shall be increased in proportion to such exchange ratio, in accordance with the terms of the Preferred Stock.

     8.   Directors May Abandon Plan.  The directors are authorized to
          --------------------------
abandon this Plan of Recapitalization at any time prior to the Effective Date.